The Board of Directors
Cybermedia, Inc.


We consent to incorporation by reference in the registration statement (No. 333-11063) on Form S-8 of Cybermedia, Inc. of our report dated February 21, 1997, relating to the balance sheets of Cybermedia, Inc., as of December 31, 1996 and 1995 and the related statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Cybermedia, Inc.


                                                    KPMG Peat Marwick LLP



Long Beach, California
March 28, 1997